As filed with the Securities and Exchange Commission on December __, 2001

Registration No. ____________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COTTAGE INVESTMENTS, INC.

(Exact Name of Registrant as Specified in Its Charter)
Nevada (State of Incorporation)	88-0443120 (IRS Employer ID No.)

505 Park Avenue, 20th Floor

New York, New York 10022

(212) 888-5959

(Address and Telephone Number of Principal Executive Offices)

Issuance of shares to Robert J. Mottern for legal services

and William Stilley for administrative services

(Full title of the plan)

Daniel J. Mackell, Jr., Chief Executive Officer

Cottage Investments, Inc.

505 Park Avenue, 20th Floor

New York, New York 10022

(212) 888-5959

(Name and address of agent for service)

COPIES TO:

Robert J. Mottern, Esq.

Weizenecker, Rose, Mottern and Fisher, P.C.

1800 Peachtree Street, Suite 620

Atlanta, Georgia 30309

Telephone: (404) 365-9799
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock	16,226,000	$0.01	$162,260.00	$40.57

(1) Calculated based on Rule 457 under the Securities Act of 193, as amended, solely for the purposes of calculating the registration fee and based upon the closing bid price of the Common Stock as reported on the OTC Bulletin Board on December 7, 2001.

PART I

ITEM I. Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

  Registrant's Annual Report on Form 10-KSB and Form 10-KSB/A for the fiscal year ended December 31, 2000, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;
  Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, as amended;
  Registrant's Report on Form 8-K dated October 11, 2001;
  All other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 2000;
  from the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold.

ITEM 4. Description of Securities.

The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5. Interests of Named Experts and Counsel.

Counsel for the Registrant, Weizenecker, Rose, Mottern and Fisher, P.C., has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued in accordance with the Plan, will have been validly issued, fully paid, and nonassessable. Robert J. Mottern is a member of Weizenecker, Rose, Mottern and Fisher, P.C. and will be offered shares of Common Stock registered under this Registration Statement in payment of the Registrant's obligations to the firm.

ITEM 6. Indemnification of Directors and Officers.

NRS 78.037 permits a Nevada corporation to include a provision in its Articles of Incorporation limiting the personal liability of its officers and directors to the corporation for damages for breach of fiduciary duty, provided that such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of NRS 78.300. The Registrant's Articles of Incorporation contain a provision limiting the liability of its officers and directors to the Corporation to greatest extent possible by NRS 78.037.

NRS 78.7502 permits a Nevada corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Further, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification is permissible, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. The Registrant's Articles of Incorporation or Bylaws do not contain any provision explicitly authorizing or directing the Registrant to indemnify its officers and directors. However, pursuant to NRS 78.7502, the Registrant is authorized to indemnify its officers and directors on a case-by-case basis, and is required to indemnify its officers and directors in any situation in which the officer or director was the prevailing party.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Nevada Corporation Law, the Registrant's Certificate of Incorporation, the Registrant's By-Laws or any indemnification agreements of the Registrant with its directors and officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibit.
Exhibit No.	Exhibit
5	Opinion re: Legality.
24.1	Consent of Tauber and Balser, P.C. to the use of its opinion included in the Annual Report of the Registrant on Form 10-KSB for the fiscal year ended December 31, 2000.
24.2	Consent of Weizenecker, Rose, Mottern and Fisher, P.C. to the filing of its opinion with respect to the legality of the securities being registered hereby (included in Exhibit No. 5).

ITEM 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 26, 2001.

COTTAGE INVESTMENTS, INC.
Date: December 14, 2001	/s/ Daniel J. Mackell
By: Daniel J. Mackell, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel J. Mackell Daniel J. Mackell	Chairman and Chief Executive Officer	December 14, 2001

/s/ Sean M. Daly Sean M. Daly	Director	December 14, 2001